Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated June 26, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the retrospective adjustment of the 2008, 2007 and 2006 consolidated financial statements for the adoption of FASB Statement No. 160 Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51), relating to the consolidated financial statements and financial statement schedule of Hughes Network Systems, LLC appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

June 26, 2009